EXHIBIT 21

Subsidiaries of ARC Corporate Realty Trust, Inc.

Name	State of Organization
Charlotte CaroMont, LLC	North Carolina
Fort Washington ARC, LLC	Virginia
Growth & Income SAM I, Inc.	Maryland
Levittown-ARC, LLC	Pennsylvania
Lilburne G&I, Inc.	Georgia
Marietta G&I, Inc.	Georgia
Memphis G&I, Inc.	Tennessee
Memwal G&I, Inc.	Tennessee
Montgomeryville 309 Associates, L.P.	Pennsylvania
Montgomeryville ACRT, LLC	Pennsylvania
Norcross G&I, Inc.	Georgia
Overland Park G&I, Inc.	Kansas
Paramus-ACRT Manager, Inc.	New Jersey
Paramus-ACRT, LLC	New Jersey
Plymouth G&I, Inc.	Indiana
Rochelle-ACRT 1, LLC	New Jersey
Rochelle-ACRT 2, LLC	New Jersey
Sacramento G&I, Inc.	California
San Antonio G&I, L.P.	Texas
San Antonio G.P., Inc.	Texas
Whitestone Triangle, L.P.	New York
Whitestone Triangle G.P., Inc.	New York
Wichita G&I, Inc.	Kansas
Willow Grove-ACRT, LLC	Pennsylvania